THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. IT MAY NOT BE SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

No. 1                                                                $10,000,000


                     AMERICAN INTERNATIONAL PETROLEUM CORP.

             5% CONVERTIBLE SECURED DEBENTURE DUE FEBRUARY 18, 2004

         THIS DEBENTURE ("Debenture") is one of a duly authorized issue of Debentures of AMERICAN INTERNATIONAL PETROLEUM CORP., a corporation duly organized and existing under the laws of the State of Nevada (the "Company"), designated as the Company's 5% Convertible Secured Debentures Due February 18, 2004, in an aggregate principal amount not exceeding TEN MILLION U.S. DOLLARS (U.S.$10,000,000) (the "Debenture").

         FOR VALUE RECEIVED, the Company promises to pay to HALIFAX FUND, L.P., a Cayman Islands limited partnership, the initial holder hereof, or its order (including successors-in-interest, the "Holder"), the principal sum of TEN MILLION U.S. DOLLARS (U.S.$10,000,000) on February 18, 2004 (the "Maturity Date") and to pay interest on the principal sum outstanding under this Debenture ("Outstanding Principal Amount"), at the rate of 5% per annum due and payable each March 31, June 30, September 30 and December 31 (each an "Interest Payment Date") commencing March 31, 1999, or, at the option of the Company, at the Maturity Date. Interest shall accrue and compound daily commencing on the date hereof and shall continue until payment in full of all amounts due under this Debenture. The interest so payable will be paid to the person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of the Debenture (the "Debenture Register"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Convertible Debenture Purchase Agreement dated as of February 11, 1999 between the Company and the Holder and the other parties thereto (the "Purchase Agreement") or the Registration Rights Agreement dated as of February 18, 1999 between the Company and the Holder and the other parties thereto (the "Registration Rights Agreement").

         The principal of, interest on, and default payments (referred to below) in respect of this Debenture are payable in such coin or currency of the United States that as of the time of payment is legal tender for payment of public and private debts at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder hereof from time to time. Any interest when added to the Outstanding Principal Amount due under this Debenture shall, for all purposes of this Debenture, be deemed to have been part of the principal indebtedness originally evidenced by this Debenture including, without limitation, for purposes of determining amounts convertible into Common Shares hereunder.

         The Company will pay any principal due and all accrued and unpaid interest due upon this Debenture to the person that is the Holder of this Debenture on the records of the Company as of the Maturity Date and addressed to such Holder at the last address appearing on the Debenture Register.

         The Outstanding Principal Amount and interest due hereunder shall bear interest, from and after the 31st day following the occurrence and during the continuance of an Event of Default hereunder, at the rate equal to the lower of the Citibank Prime Rate per annum plus 8% or the highest rate permitted by law.

         Additional cash payments (referred to as "default payments") may be required pursuant to the Registration Rights Agreement if there occurs an "Interfering Event" (as defined therein). Such default payments, if not paid in cash when due, may be treated by the Holder in its sole discretion as being added to the Outstanding Principal Amount due under this Debenture.

         Subject to applicable law, any interest otherwise payable that is not paid because it would exceed the highest rate permitted by law shall become payable whenever the payment thereof, together with other interest due would not exceed such highest legal rate.

         The Holder of this Debenture is entitled to certain rights and remedies pursuant to the Purchase Agreement and Registration Rights Agreement, including without limitation provisions requiring mandatory redemption of the Debenture. This Debenture does not provide voting rights to the Holder.

         The payment of this Debenture is secured by a pledge by the Company's wholly owned subsidiary, American International Refinery, Inc. ("AIRI") to Holder of certain collateral pursuant to the Mortgage and Security Agreement by and between AIRI and Holder dated even date herewith (the "Mortgage and Security Agreement"). The Company agrees to cause AIRI to perform all obligations under the Mortgage and Security Agreement strictly in accordance with their terms. Any default or event of default under the Mortgage and Security Agreement constitutes a default under this Debenture. The mortgage and security interest granted to Holder pursuant to the Mortgage and Security Agreement shall be released as at such time as the Outstanding Principal Amount of this Debenture is less than $3,000,000.

         The Debentures shall rank senior in right to payment to (i) all classes of equity securities of the Company and (ii) any debt securities issued by, or other indebtedness of, the Company or any of its subsidiaries, other than (x) the Company's 14% Convertible Notes due

April 21, 2000, which rank pari passu with the Debentures and (y) indebtedness which is secured by accounts receivable and/or inventory, or by the assets of the Company or its subsidiaries other than the Collateral (as defined in the Mortgage and Security Agreement); provided that the amount of any such indebtedness may not exceed the value of the assets security such indebtedness.

         This Debenture is subject to the following additional provisions:

     1. Denomination. Subject to applicable law, the Debentures are exchangeable for an equal aggregate principal amount of Debentures of different denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration or transfer or exchange.

     2. Transfers. This Debenture may be transferred or exchanged in the United States only in compliance with the Securities Act of 1933, as amended (the "Act"), and applicable state securities laws, or applicable exemptions therefrom. Prior to due presentment for transfer of this Debenture, the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided, whether or not this Debenture is overdue.

     3. Definitions. For purposes hereof the following definitions shall apply:

            "Change in Control Transaction" shall mean (x) any consolidation or merger of the Company with or into any other corporation or other entity or person (whether or not the Company is the surviving corporation) or any other corporate reorganization or transaction or series of related transactions pursuant to which in excess of 50% of the Company's voting securities outstanding immediately prior thereto is transferred through a merger, consolidation, tender offer or similar transaction or otherwise, or (y) any person or group of persons (as defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), together with its affiliates and associates (as such terms are defined in Rule 405 under the Act), becoming the beneficial owner (as described in Rule 13d- 3 under the Exchange Act), directly or indirectly, or being deemed to have become the beneficial owner, of in excess of 50% of the Company's then outstanding voting securities.

            "Closing Date" shall mean February 18, 1999.

            "Closing Price" shall mean $1.0305.

            "Common Stock" shall mean the common stock, par value $.08 per share, of the Company.

            "Conversion Notice" shall have the meaning set forth in Paragraph 5(d).

            "Conversion Price" shall have the meaning set forth in Paragraph
 5(c).

            "Conversion Rate" shall have the meaning set forth in Paragraph
5(b).

            "Holder Conversion Date" shall have the meaning set forth in Paragraph 5(d).

            "Market Price for Shares of Common Stock" shall mean the price of one share of Common Stock determined as follows:

            (i) If the Common Stock is listed on Nasdaq NMS, the closing bid price on the date of valuation;

            (ii) If the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange, the closing bid price on such exchange on the date of valuation;

            (iii) If neither (i) nor (ii) apply but the Common Stock is quoted in the over-the-counter market, another recognized exchange, on the pink sheets or bulletin board, the lesser of (A) the lowest sales price on the date of valuation or (B) the mean between the last reported "bid" and "asked" prices thereof on the date of valuation; and

            (iv) If neither clause (i), (ii) or (iii) above applies, the market value as determined by a nationally recognized investment banking firm or other nationally recognized financial advisor retained by the Company for such purpose, taking into consideration, among other factors, the earnings history, book value and prospects for the Company, and the prices at which shares of Common Stock recently have been traded. Such determination shall be conclusive and binding on all persons.

            "Trading Day" shall mean a day on which the Common Stock is traded on the NASDAQ or principal exchange on which the Common Stock has been listed (or any similar organization or agency succeeding such market or exchange's functions of reporting prices).

     4. Change in Control, Etc. If at any time there occurs any Change in Control Transaction, Holder shall be entitled to have the Company redeem this Debenture in whole or in part at a redemption price equal to 130% of the Outstanding Principal Amount of this Debenture plus all accrued but unpaid interest and penalties on this Debenture. Such Holder shall be entitled to make such election at any time after commencement of the Change in Control Transaction and up to 10 days after the effective date of the Change in Control Transaction. For purposes of this Paragraph 4, the commencement date shall be the day upon which the Change in Control Transaction was publicly announced.

     5. Conversion at the Option of the Holder. The Holder of this Debenture shall have the following conversion rights.

         (a) Holder's Right to Convert. This Debenture shall be convertible in full at any time on or after the 181st day after the Closing Date, in whole or in part, at the option of the Holder hereof, into fully paid, validly issued and nonassessable shares of Common Stock; provided, however, if the Market Price for Shares of Common Stock is 150% or more of the Closing Price for five consecutive Trading Days prior to the 181st day following the Closing Date, this Debenture shall be convertible at the option of the Holder hereof into fully paid, validly issued and nonassessable shares of Common Stock, provided, however, that, in such instance, Holder shall not convert and sell a number of shares of Common Stock on any one day prior to the 181st day following the Closing Date that is greater than ten percent (10%) of the daily volume of sales of Common Stock as reported by Bloomberg on that date. If this Debenture is converted in part, the remaining portion of this Debenture not so converted shall remain entitled to the conversion rights provided herein.

         (b) Conversion Rate for Holder Converted Shares. The Outstanding Principal Amount of this Debenture that is converted into shares of Common Stock at the option of the Holder shall be convertible into the number of shares of Common Stock which results from application of the following formula:

                                                 P + I + D
                                      ------------------------------
                                             Conversion Price

                          P =       Outstanding Principal Amount of this
                       Debenture submitted for conversion
                          I =       accrued but unpaid interest (not previously
                       added to principal) on P as of the Holder Conversion Date
                          D =       default payments (not previously added to
                       principal) as of the Holder Conversion Date

                     The number of shares of Common Stock into which each $1,000 principal amount of this Debenture hereto may be converted pursuant to this paragraph hereof is hereafter referred to as the "Conversion Rate."

         (c) Conversion Price. Subject to adjustment as provided herein, this Debenture will have a conversion price (the "Conversion Price") equal to the lesser of (i) $1.288 or (ii) 85% of the average of the lowest three daily weighted average sales prices, as reported by Bloomberg, for the 20 Trading Days prior to the Holder Conversion Date.

         (d) Mechanics of Conversion. In order to convert this Debenture (in whole or in part) into full shares of Common Stock, the Holder shall surrender this Debenture, duly endorsed, by either overnight courier or 2-day courier, to the principal office of the Company, and shall give written notice in the form of EXHIBIT 1 hereto (the "Conversion Notice") by facsimile (with the original of such notice forwarded with the foregoing courier) to the Company at such office that the Holder elects to convert the principal amount (plus accrued but unpaid interest and default payments) specified therein, which such notice and election shall be revocable by the Holder at any time prior to its receipt of the Common Stock upon conversion; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of the Common Stock issuable upon such conversion unless either the Debenture evidencing the principal amount is delivered to the Company as provided above, or the Holder notifies the Company that such Debenture(s) has been lost, stolen or destroyed and promptly executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such lost, stolen or destroyed Debenture(s).

                     Within three (3) Trading Days ("T+3") after delivery to the Company of such Conversion Notice, the Company shall issue and deliver to such Holder of Debenture(s) at the address of the Holder, or to its designee, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid, together with a calculation of the Conversion Rate and a Debenture or Debentures for the principal amount of Debentures not submitted for conversion. The date on which the Conversion Notice is given (the "Holder Conversion Date") shall be deemed to be the date the Company received by facsimile the Conversion Notice duly executed by the Holder, and the Holder entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at the close of business on the Holder Conversion Date.

                     In lieu of delivering physical certificates representing the Common Shares issuable upon conversion of Debentures or the Warrant Shares (as defined in the Purchase Agreement) deliverable upon exercise of Warrants (as defined in the Purchase Agreement), provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the Holder, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Common Shares and Warrant Shares issuable upon conversion or exercise of Debentures or Warrants to the Holder, by crediting the account of Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery described above shall apply to the electronic transmittals through the DWAC system. The parties agree to coordinate with DTC to accomplish this objective. The conversions pursuant to Sections 5 and 6 shall be deemed to have been made immediately prior to the close of business on the Holder Conversion Date. The person or persons entitled to receive the

Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at the close of business on the Holder Conversion Date.

     6. Redemption at the Option of the Company.

         Commencing on the 181st day after the Closing Date, the Company shall have the option, on 10 days' prior written notice to the holders of the Debentures ("Redemption Notice"), to redeem up to 50% of the original Outstanding Principal Amount of the Debentures during any 90 day period, at the "Redemption Price" (as defined in Section 6(b)); provided, however, that, for the 90 days prior to the Redemption Notice, there has been (i) Effective Registration and (ii) no Event of Default.

         The "Redemption Price" shall be equal to the greater of (i) the sum of
(A) 115% of the Outstanding Principal Amount plus (B) accrued but unpaid interest and default payments; or (ii) the product of (I) the Conversion Rate and (II) the Market Price for Shares of Common Stock on the date on which a holder notifies the Company that the redemption shall be deemed effective during the period beginning on the date of the Redemption Notice and ending on the date which is the first Trading Day following ten (10) days after the date of the Redemption Notice (the "Redemption Date") (provided, that if a holder does not provide notice to the Company specifying a Redemption Date, the first Trading Day following ten (10) days after the date of the Redemption Notice shall be the Redemption Date).

         Any Redemption Notice must be given by facsimile or by overnight courier to the holders of the Debentures. The Redemption Notice shall be addressed to each such holder at the facsimile number or address of such holder appearing on the books of the Company or given by such holder to the Company for the purpose of notice. The Redemption Notice shall state the amount of cash that the Company will deliver to the holders (or, in the event the Company will redeem the entire Outstanding Principal Amount of Debentures, that the Company will deliver the full Redemption Price to the holders) to redeem Debentures (the "Redemption Amount"). Each holder of Debentures that receives a Redemption Notice shall surrender its Debenture to the Company at the place designated in such notice, or to such holder's agent, and shall thereupon be entitled to receive payment of the such holder's pro rata share of the Redemption Amount. If less than all of the Outstanding Principal Amount of Debentures is to be redeemed for any reason, then the Company shall offer to deliver a pro rata portion of the Redemption Amount to each holder of Debentures according to the respective Outstanding Principal Amount of Debentures held by such holder.

         The Company shall issue an amount equal to a holder's pro rata portion of the Redemption Amount to any holder whose Debentures are redeemed, by wire transfer or in cash by overnight courier within three (3) business days of receipt by the Company or the holder's agent of Debentures tendered for redemption, with delivery of certificates to be made by the holder's agent against delivery of the holder's pro rata portion of the Redemption Amount.

         Unless default shall be made by the Company in duly paying the Redemption Amount (which default shall be deemed a breach of the terms of this Debenture by the Company), in which case all the rights of the holders of such Debentures shall continue, the holders of the Debentures sent to the Company by the holder for redemption shall, from and after the date of the Redemption Notice, cease to have any rights relating to such Debentures, except (i) the right to receive a holder's pro rata portion of the Redemption Amount and (ii) if less than all of the Outstanding Principal Amount of the Debentures surrendered by the holder for redemption are actually redeemed, the right to receive forthwith from the Company a new Debenture for the Unredeemed Principal Amount (as defined below), and the redeemed Debenture shall not thereafter be transferred on the books of the Company and shall not be deemed outstanding for any purpose whatsoever. The "Unredeemed Principal Amount" shall equal (i) the Outstanding Principal Amount prior to redemption, multiplied by (ii) the quotient of (x) the Redemption Amount, divided by (y) the Redemption Price.

         There shall be no redemption of any Debentures of the Company where such action would be in violation of applicable law.

     7. Stock Splits; Dividends; Adjustments; Reorganizations.

         (a) If the Company, at any time while the Debentures are outstanding,
(i) shall pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including investments or securities convertible into or exchangeable for such equity securities) in shares of Common Stock, (ii) issue any securities payable in shares of Common Stock, (iii) subdivide outstanding Common Shares into a larger number of shares or (iv) combine outstanding Common Stock into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Paragraph 7(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

         (b) Notwithstanding anything else herein to the contrary, if at any time within twelve (12) months after the Closing Date the Company issues or sells any Common Stock (or other equity securities or rights exercisable or exchangeable for, or convertible into, its Common Stock or such other equity securities) in a private placement at a discount greater (or in the Holder's judgment more favorable to the purchaser thereof) than the discount specified in Paragraph 5(c) hereof or at a ceiling price less than the Conversion Price, the

Conversion Price shall be reduced effective concurrently with such issue or sale to provide the Holder such greater discount or lower Conversion Price.

                     For the purposes of the foregoing adjustment, in the case of the issuance of any convertible or exchangeable securities, warrants, options or other rights to subscribe for or to purchase or exchange for, shares of Common Stock ("Exchangeable Securities"), the maximum number of shares of Common Stock issuable upon exercise, conversion or exchange of such Exchangeable Securities shall be deemed to be outstanding, provided that no further adjustment shall be made upon the actual issuance of Common Stock upon exercise, exchange or conversion of such Exchangeable Securities.

                     In the event of any such issuance for a consideration that provides a discount greater than the discount specified in Paragraph 5(c) hereof and that also is at a ceiling price less than the Conversion Price then in effect, then there shall be only one such adjustment by reason of such issuance, such adjustment to be that which results in the greatest reduction of the Purchase Price computed as aforesaid.

         (c) If the Company, at any time while the Debentures are outstanding, shall distribute to all holders of Common Shares evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Paragraph 7(b) above), then in each such case the Conversion Price at which the Debenture shall thereafter be convertible shall be adjusted by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of shareholders entitled to receive such distribution by a fraction, the numerator of which shall be such Market Price for Shares of Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding Common Stock as determined by the Board of Directors in good faith and the denominator of which shall be the Market Price for Shares of Common Stock determined as of such record date; provided, however that in the event of a distribution exceeding 25% of the net assets of the Company, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent chartered accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "Appraiser") selected in good faith by the Board of Directors and Holders of a majority in interest of the Debentures. In either case the adjustments shall be described in a statement to be provided to all holders of Debentures regarding the portion of assets or evidences of indebtedness so distributed. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned in this subparagraph.

         (d) (1) In the event that at any time or from time to time after the Closing Date, the Common Stock issuable upon the conversion of the Debentures is changed into the same or a different number of shares of any class or classes of stock, whether by merger, consolidation, recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or reorganization provided for elsewhere in this Paragraph 7), then, as a condition to each such event, provision shall be made in a manner reasonably acceptable to the Holders of Debentures so that each Holder of Debentures shall have the right thereafter to convert such Debenture into the kind of stock receivable upon such recapitalization, reclassification or other change by holders of shares of Common Stock, all subject to further adjustment as provided herein. In such event, the formulae set forth herein for conversion and redemption shall be equitably adjusted to reflect such change in number of shares or, if shares of a new class of stock are issued, to reflect the market price of the class or classes of stock (applying the same factors used in determining the Conversion Price) issued in connection with the above described transaction.

             (2) If at any time or from time to time after the Closing Date there is a capital reorganization of the Common Stock, including by way of a sale of all or substantially all of the assets of the Company (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Paragraph 7), then, as a part of and a condition to such reorganization, provision shall be made in a manner reasonably acceptable to the Holders of the Debentures so that the Holders of the Debentures shall thereafter be entitled to receive upon conversion of the Debentures the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Paragraph 7 with respect to the rights of the Holders of the Debentures after the reorganization to the end that the provisions of this Paragraph 7 shall be applicable after that event and be as nearly equivalent as may be practicable, including, by way of illustration and not limitation, by equitably adjusting the formulae set forth herein for conversion and redemption to reflect the market price of the securities or property (applying the same factors used in determining the Market Price for Shares of Common Stock) issued in connection with the above described transaction.

         (e) Whenever the Conversion Price is adjusted pursuant to Section 7(a),
(b), (c) or (d), the Company shall promptly mail to each Holder of the Debentures, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

         (f) In the event of any taking by the Company of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible or exchangeable into or entitling the holder thereof to receive additional Common Shares, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right or for any other purpose, the Company shall deliver to each Holder of Debentures at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security, right or purpose and the amount and character of such dividend, distribution, security, right or purpose.

     8. Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issuable hereunder. The number of shares of Common Stock that are issuable upon any conversion shall be rounded up to the nearest whole share.

     9. Reservation of Stock Issuable Upon Conversion.

         (a) Reservation Requirement. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of the Debenture as herein provided, free from preemptive rights or any other present or contingent purchase rights of persons other than the Holders of the Debentures, a sufficient number of Common Shares as shall be issuable (taking into account the adjustments and restrictions of Paragraphs 5 and 7 hereof) upon the conversion of all of the Debentures pursuant hereto. The Company covenants that all Common Shares that shall be so issuable upon the conversion of all of the Debentures pursuant hereto shall, upon issue, be duly and validly authorized and issued and fully paid and nonassessable. So long as any Debentures remain outstanding the Company agrees to reserve and at all times keep available solely for purposes of conversion of Debentures such number of authorized but unissued shares of Common Stock that is set forth in the Purchase Agreement, which shall be at least that number of authorized but unissued shares of Common Stock sufficient to effect the conversion of all outstanding Debentures.

         (b) Deficiency. If the Company does not have a sufficient number of shares of Common Stock available to satisfy the Company's obligations to a Holder of Debentures upon receipt of a Conversion Notice or is otherwise unable to issue such shares of Common Stock in accordance with the terms of this Agreement, then such Holder shall be entitled to the rights and remedies set forth in the Registration Rights Agreement.

     10. No Reissuance of the Debenture. No Debentures acquired by the Company by reason of redemption, purchase, exchange or otherwise shall be reissued, and all such Debentures shall be retired.

     11. No Impairment. The Company shall not intentionally take any action which would impair the rights and privileges of the Debentures set forth herein or the Holders thereof.

     12. Limitations on Holder's Right to Convert.

         (a) Notwithstanding anything to the contrary contained herein, no Debenture may be converted, to the extent that, after giving effect to the conversion and issuing the Common Shares to be issued pursuant to the applicable Conversion Notice, the total number of shares of Common Stock deemed beneficially owned by such Holder (other than by virtue of the ownership of Debentures or ownership of other securities that have limitations on a Holder's rights to exchange, convert or exercise similar to those limitations set forth herein), together with all shares of Common Stock deemed beneficially owned by such Holder's "affiliates" (as defined in Rule 405 of the Act) that would be aggregated for purposes of determining whether a group under Section 13(d) of the Securities Exchange Act of 1934, as amended, exists, would exceed 4.9% (the "Restricted Ownership Percentage") of the total issued and outstanding shares of the Company's Common Stock; provided that (w) each Holder shall have the right at any time and from time to time to reduce its Restricted Ownership Percentage immediately upon notice to the Company, (x) each Holder shall have the right at any time and from time to time, to increase its Restricted Ownership Percentage and otherwise waive in whole or in part the restrictions of this Paragraph 12(a) upon 61 days' prior notice to the Company or immediately in the event of the announcement of a pending or proposed Change in Control Transaction, (y) each Holder may make any number of subsequent adjustments pursuant to clauses (w) or
(x) of this Paragraph 12(a) from time to time (which adjustment shall be effective immediately if it results in a decrease in the percentage or shall be effective upon 61 days' prior written notice or immediately in the event of the announcement of a pending or proposed Change in Control Transaction if it results in an increase in the percentage) and (z) each Holder may eliminate or reinstate this limitation at any time and from time to time (which elimination will be effective upon 61 days' prior notice and which reinstatement will be effective immediately). Without limiting the foregoing, in the event of the announcement of a pending or proposed Change in Control Transaction, any Holder may reinstate immediately (in whole or in part) the requirement that any increase in its Restricted Ownership Percentage be subject to 61 days' prior written notice, notwithstanding such Change in Control Transaction, without imposing such requirement on, or otherwise changing such Holder's rights with respect to, any other Change in Control Transaction. For this purpose, any material modification of the terms of a Change in Control Transaction will be deemed to result in a new Change in Control Transaction. The term "deemed beneficially owned" as used in this Debenture shall exclude shares that might otherwise be deemed beneficially owned by reason of the convertibility of the Debentures. The Company shall provide all Holders with the earlier of (i) 20 days' prior written notice of any such Change in Control Transaction, to the extent the Company has prior knowledge of a Change in Control Transaction; or
(ii) notice on the day immediately following the Company's learning of any such transaction, but only after, in the case of (i) and (ii), such Change in Control Transaction has been publicly disclosed.

         (b) Notwithstanding anything to the contrary contained herein, unless the Company shall have obtained the approval of its stockholders to such issuance in accordance with the rules of the Nasdaq Stock Market, Inc. or other principal market on which the Common Stock is then traded, this Debenture shall not be convertible into a number of Common Shares which, when added to the number of Common Shares previously issued upon conversion of the Debentures, would equal or exceed twenty percent (20%) of the number of shares of Common Stock issued and outstanding on the date the Debentures were first issued. The Company shall redeem any Debenture (or portion thereof) for which a Conversion Notice has been delivered, but which are not convertible into Common Shares due to the limitation set forth in the preceding sentence, at a redemption price equal to 125% of the Outstanding Principal Amount, plus accrued but unpaid interest and default payments, in accordance with the redemption procedures set forth in Paragraphs 6(c), (d), (e) and (f) hereof.

     13. Obligations Absolute. No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest and default payments on, this Debenture at the time, place and rate, and in the manner, herein prescribed.

     14. Waivers of Demand, Etc. The Company hereby expressly and irrevocably waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder, and will be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

     15. Replacement Debenture. In the event that any Holder notifies the Company that its Debenture(s) have been lost, stolen or destroyed, replacement Debenture(s) identical in all respects to the original Debenture(s) (except for registration number and Outstanding Principal Amount, if different than that shown on the original Debenture(s)), shall be issued to the Holder, provided that the Holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Debenture.

     16. Payment of Expenses; Issue Taxes. The Company agrees to pay all debts and expenses, including reasonable attorneys' fees, which may be incurred by the Holder in enforcing the provisions of this Debenture and/or collecting any amount due under this Debenture, the Purchase Agreement, any Warrant or the Registration Rights Agreement. The Company shall pay any and all issue and other taxes (excluding any income, franchise or similar taxes) that may be payable in respect of any issue or delivery of Common Shares on conversion of any Debenture pursuant hereto.

     17. Defaults. If one or more of the following described "Events of Default" shall occur:

         The Company shall default in the timely payment of (i) interest on this Debenture or (ii) the principal of this Debenture, and in each case such default shall not have been cured within five (5) days ; or

         Any of the representations or warranties made by the Company or AIRI, as the case may be, herein, in the Purchase Agreement, the Mortgage and Security Agreement, the Registration Rights Agreement, any Warrant or in any certificate or financial or other statements heretofore or hereafter furnished by or on behalf of the Company or AIRI, as the case may be, in connection with the execution and delivery of this Debenture or such other documents shall be false or misleading in any material respect at the time made; or

         The Company or AIRI, as the case may be, shall fail to perform or observe in any material respect any covenant or agreement in the Purchase Agreement or the Registration Rights Agreement, the Mortgage and Security Agreement or any other material covenant, term, provision, condition, agreement or obligation of the Company under this Debenture and such failure shall continue uncured for a period of five (5) business days after notice from the Holder of such failure; or

         The Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (4) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or

         A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within thirty (60) days after such appointment; or

         Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within thirty (30) days thereafter; or

         The Company shall sell or otherwise transfer all or substantially all of its assets; or

         Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debt shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within thirty (60) days after such institution, or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit to any material allegations of, or default in answering a petition filed in any such proceeding; or

         The Company shall be in default of any of its indebtedness (excluding indebtedness incurred in the ordinary course of business such as trade debt and accounts payable and indebtedness secured by accounts receivable and inventory) that gives the holder thereof the right to accelerate such indebtedness; or

         A "going private" transaction under Rule 13e-3 promulgated pursuant to the Exchange Act shall have been announced; or

         A tender offer by the Company under Rule 13e-4 promulgated pursuant to the Exchange Act shall have been announced; or

         An event of default shall have occurred under the Mortgage and Security Agreement;

then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default), at the option of the Holder and in the Holder's sole discretion the Holder may consider the Debenture immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any other instruments to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law. In such event, the Debenture shall be redeemed at a redemption price per Debenture equal to 125% of the Outstanding Principal Amount of the Debenture, plus accrued but unpaid interest and default payments on the Debenture.

     18. Savings Clause. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby, and such provision shall remain effective in all other jurisdictions.

     19. Entire Agreement. This Debenture, the Warrants and the agreements referred to in this Debenture constitute the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof. Neither this Debenture nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

     20. Assignment, Etc. The Holder (but not the Company) may, without notice, transfer or assign this Debenture or any interest herein and may mortgage, encumber or transfer any of its rights or interest in and to this Debenture or any part hereof and, without limitation, each assignee, transferee and mortgagee (which may include any affiliate of the Holder) shall have all of the rights of the Holder under this Debenture and shall have the right to transfer or assign its interest. The Company agrees that, subject to compliance with the Purchase Agreement, after receipt by the Company of written notice of assignment from the Holder or from the Holder's assignee, all principal, interest and other amounts which are then and thereafter become due under this Debenture shall be paid to such assignee at the place of payment designated in such notice. This Debenture shall be binding upon the Company and its successors and affiliates and shall inure to the benefit of the Holder and its successors and assigns.

     21. No Waiver. No failure on the part of the Holder to exercise, and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to the Holder or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Holder from time to time.

     22. Certificate for Conversion Price Adjustment. The Company shall, upon the written request at any time of any Holder of this Debenture, furnish or cause to be furnished to such Holder a certificate prepared by the chief financial officer of Company setting forth any adjustments or readjustments of the Conversion Price pursuant to this Debenture.

     23. Notices. The Company shall distribute to the Holder of this Debenture copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of shares of Common Stock of the Company, at such times and by such method as such documents are distributed to such holders of such Common Stock, but shall not directly or indirectly provide material non-public information to the Holder without such Holder's prior written consent.

     24. Specific Enforcement. The Company agrees that irreparable damage would occur in the event that any of the provisions of this Debenture were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Holder of this Debenture shall be entitled to swift specific performance, injunctive relief or other equitable remedies to prevent or cure breaches of the provisions of this Debenture and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled under agreement, at law or in equity.

     25. Miscellaneous. Unless otherwise provided herein, any notice or other communication to a party hereunder shall be sufficiently given if in writing and personally delivered, facsimiled or mailed to said party by certified mail, return receipt requested, at its address set forth herein or such other address as either may designate for itself in such notice to the other and communications shall be deemed to have been received when delivered personally or, if sent by mail or facsimile, then when actually received by the party to whom it is addressed. Whenever the sense of this Debenture requires, words in the singular shall be deemed to include the plural and words in the plural shall be deemed to include the singular. Paragraph headings are for convenience only and shall not affect the meaning of this document.

     26. GOVERNING LAW; CONSENT TO JURISDICTION. THIS DEBENTURE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS TO BE EXECUTED AND PERFORMED ENTIRELY WITHIN SUCH STATE. THE COMPANY (I) HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN NEW YORK COUNTY, NEW YORK FOR THE PURPOSES OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS DEBENTURE AND (II) HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER. THE COMPANY CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF TO SUCH PARTY AS PROVIDED HEREIN AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING IN THIS PARAGRAPH SHALL AFFECT OR LIMIT ANY RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

                            [Signature Page Follows ]

         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated:  February 18,1999

                                             AMERICAN INTERNATIONAL PETROLEUM
                                             CORP.



                                             By:______________________________
                                                   Name:______________________
                                                   Title:_____________________
                                                   Address:___________________




             [Signature page to 5% Convertible Secured Debenture of
                    American International Petroleum Corp.]

                                    EXHIBIT 1



                      (To be Executed by Registered Holder
                         in order to Convert Debenture)

                                CONVERSION NOTICE
                                       FOR
             5% CONVERTIBLE SECURED DEBENTURE DUE FEBRUARY 18, 2004


The undersigned, as Holder of the 5% Convertible Secured Debenture Due February 18, 2004 of AMERICAN INTERNATIONAL PETROLEUM CORP. (the "Company"), in the outstanding principal amount of U.S$10,000,000 (the "Debenture"), hereby elects to convert that portion of the outstanding principal amount of the Debenture shown on the next page into shares of Common Stock, par value $.08 per share (the "Common Stock"), of the Company according to the conditions of the Debenture, as of the date written below. The undersigned hereby requests that share certificates for the Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Conversion Information:                 NAME OF HOLDER:

                                        By:__________________________________
                                        Print Name:__________________________
                                        Print Title:_________________________
                                        Print Address of Holder:
                                        _____________________________________
                                        _____________________________________


                                        Issue Common Stock to:_______________
                                        at:__________________________________


                                        Electronically transmit and credit
                                        Common Stock to:
                                        ___________________at:_______________


                                        _____________________________________
                                        Holder Conversion Date

                                        _____________________________________
                                        Applicable Conversion Rate

                THE COMPUTATION OF THE NUMBER OF COMMON SHARES TO
                  BE RECEIVED IS SET FORTH ON THE ATTACHED PAGE

Page 2 to Conversion Notice for:_____________________________________________
                                               (Name of Holder)


             COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED

A. Outstanding Principal Amount to be converted:                  $_________
B. Accrued, unpaid interest on Outstanding Principal
   Amount to be converted:                                        $_________
C. Default payments due Holder:                                   $_________
Total dollar amount converted (total of A + B + C)                $
                                                                   =========

Conversion Price                                                  $_________
Number of Shares of Common Stock = Total dollar amount Converted  $_________
                                      =                           $
                                      Conversion Price
     Number of shares of Common Stock = ______________


If the conversion is not being settled by DTC, please issue and deliver _____ certificate(s) for shares of Common Stock in the following amount(s):

_____________________________________________________________________________

_____________________________________________________________________________

_____________________________________________________________________________

_____________________________________________________________________________

Please issue and deliver _____ new Debenture(s) in the following amounts:

_____________________________________________________________________________

_____________________________________________________________________________

_____________________________________________________________________________

_____________________________________________________________________________


-2-